SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

	Filed by the Registrant	[X]
	Filed by a Party other than the Registrant	[ ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[X]	Definitive Additional Materials
[ ]	Soliciting Material under Rule 14a-12

Fidelity Contrafund
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:
(2) Aggregate number of securities to which transaction applies:
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
(4) Proposed maximum aggregate value of transaction:
(5) Total Fee Paid:
[ ]	Fee paid previously with preliminary materials.
[ ]

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:
(2) Form, Schedule or Registration Statement No.:
(3) Filing Party:
(4) Date Filed:

IMPORTANT

SHAREHOLDER UPDATE

Fidelity® Contrafund®

URGENT PROXY VOTING REQUEST

A few weeks ago we mailed you proxy information to enable you to vote on important proposals that affect the fund and your investment. This information describes each proposal and asks for your vote on these important issues. It has been called to our attention that we have not yet received your ballot.

Your vote is important, no matter how large or small your holdings may be.

I am writing to remind you that your participation is extremely important. The Special Meeting of Shareholders scheduled for September 19, 2001 cannot be held until we receive a majority of the votes. If you do not plan to cast your vote at the meeting on September 19, please indicate your vote on the enclosed proxy card(s). Shareholders who hold more than one account in the fund will receive a separate card for each account and should vote each card.

Voting is quick and easy. Please vote now using one of these options:

1. Vote By Telephone 1-800-848-3155

Call toll-free weekdays from 8:00 AM - 11:00 PM Eastern Time and Saturdays from 11:00 AM - 6:00 PM, Eastern Time. Your vote will be recorded by a representative of D.F. King & Co., Inc., our independent proxy solicitation firm.

2. Vote By Touch-Tone Phone

Please call the toll-free number printed on your proxy card(s) and follow the recorded instructions. The service is available 7 days a week, 24 hours a day.

3. Vote by Fax

Please fax the front and back of your signed proxy card(s) to our proxy tabulator at 1-888-451-8683.

4. Vote by Mail

Please mail your signed proxy card(s) in the postage-paid envelope.

PLEASE VOTE YOUR PROXY NOW

If you have already voted, thank you for your response. If you have any further questions or would like to receive another copy of the proxy statement, please call Fidelity at 1-800-544-3198. We appreciate your immediate attention. Thank you.

Information on the Proxy Proposals

What proposals am I being asked to vote on?

You may be asked to vote on the following proposals:

1. To authorize the Trustees to adopt an amended and restated Declaration of Trust.

2. To elect a Board of Trustees.

3. To approve an amended management contract for the fund.

4. To approve an amended sub-advisory agreement with Fidelity Management & Research (U.K.) Inc. (FMR U.K.) for the fund.

5. To approve an amended sub-advisory agreement with Fidelity Management & Research (Far East) Inc. (FMR Far East) for the fund.

6. To approve a Distribution and Service plan pursuant to Rule 12b-1 for the fund.

7. To amend the fund's fundamental investment limitation concerning underwriting.

8. To amend the fund's fundamental investment limitation concerning lending.

Questions & Answers Regarding the Proposals

Why is FMR proposing the adoption of an amended and restated Declaration of Trust?

(Proposal 1)

The proposal asks shareholders to approve an increase in the maximum number of Trustees from 12 to 14. This increase, if approved, will allow the Board to better organize itself and its committees in overseeing management of Fidelity funds. Additionally, the proposal asks shareholders to adopt a more modern form of the Declaration of Trust (i.e., the fund's charter). The more modern charter is Fidelity's standard for its funds. It gives the Trustees more flexibility, and, subject to the applicable requirements of federal and state law, broader authority to amend the charter without the additional costs associated with a shareholder vote.

Adoption of the new Declaration of Trust will not alter the Trustees' existing fiduciary obligations to act with due care and in the interests of shareholders. Before utilizing any new flexibility that the new Declaration of Trust may afford, the Trustees must first consider the shareholders' interests and act in accordance with such interests. Adoption of the new Declaration of Trust will not result in any changes in the investment policies described in the fund's current prospectus.

What role does the Board play? (Proposal 2)

Members of the Board are experienced executives who have an obligation to serve the best interests of shareholders, including approving policy changes such as those proposed in the proxy statement. In addition, the Trustees oversee the investment policies of the fund, review fund performance, oversee fund activities and fees, and review the fund's contracts with Fidelity and other service providers.

After careful consideration, the Board has unanimously approved all of the proposals and recommends that you vote to approve them.

Why is FMR proposing an amended management contract? (Proposal 3)

The changes are twofold. First, the amended management contract would provide for lower management fees to be paid to Fidelity Management & Research Company (FMR) when FMR's assets under management exceed certain levels. The amended contract will result in a management fee that is the same as, or lower than, the fee payable under the Present Contract.

Second, the proposal would allow FMR and the fund to amend the management contract without shareholder vote if the Investment Company Act of 1940 (the 1940 Act) permits them to do so. For example, this would allow the management contract to be amended to reflect a management fee decrease without holding a shareholder meeting. In short, the proposed modification gives FMR and the trust added flexibility to amend the management contract subject to 1940 Act constraints.

What is a sub-advisory agreement and how will the proposed amended sub-advisory agreements affect the fund? (Proposals 4 & 5)

Generally, the sub-advisory agreements allow FMR increased access to more specialized investment expertise in foreign markets. The fund's amended sub-advisory agreements would allow FMR, FMR Far East, FMR U.K., and the trust, on behalf of the fund, to modify the fund's sub-advisory agreements subject to the requirements of the 1940 Act. FMR U.K., with its principal office in London, England, and FMR Far East, with its principal office in Tokyo, Japan, are wholly-owned subsidiaries of FMR. FMR pays all fees of FMR U.K. and FMR Far East under the fund's amended agreements. The amended agreements would not increase the fees paid to FMR by the fund.

What is a Distribution and Service Plan, and why is FMR proposing to adopt one? (Proposal 6)

The Distribution and Service Plan (the Plan) was approved by the Board of Trustees as provided for by Rule 12b-1 (the Rule) of the 1940 Act. The Rule provides that a mutual fund acting as a distributor of its shares must do so according to a written Plan describing all material aspects of the proposed financing of distribution. The Plan is designed to avoid legal uncertainties that may arise from ambiguities within the Rule.

The Plan dictates that all expenses relating to the distribution of fund shares shall be paid for by FMR, or Fidelity Distributors Corporation (FDC), a wholly owned subsidiary of FMR, out of past profits and other resources, including management fees paid by a fund to FMR. The Plan does not authorize payments by the fund other than those that are to be made to FMR under its management contract.

Why is FMR proposing to amend the fundamental investment limitation concerning underwriting? (Proposal 7)

The primary purpose of the proposed amendment is to revise the fund's fundamental investment limitation concerning underwriting to reflect a limitation that is expected to become standard for all funds managed by FMR. All mutual funds are required by the Securities and Exchange Commission to state their policy regarding underwriting. The proposed amendment clarifies that the fund is not prohibited from investing in other investment companies, even if as a result of such investment, the fund is technically considered an underwriter under federal securities laws. Adoption of the proposed limitation is not expected to affect the way in which the fund is managed.

Why is FMR proposing to amend the fundamental investment limitation concerning lending? (Proposal 8)

The primary purpose of the proposed amendment is to revise the fund's investment limitation to conform to a limitation that is standard for similar types of funds managed by FMR. All mutual funds are required by the Securities and Exchange Commission to state their policy regarding lending. The proposed amendment clarifies that acquisitions of loans, loan participations or other debt instruments are not considered lending. Adoption of the proposed limitation is not expected to affect the way in which the fund is managed.

[Fidelity logo]